EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-89376 and 333-65627 on Form S-8 of our report dated March 13, 2006, relating to the consolidated financial statements and financial statement schedule of Bel Fuse Inc. and subsidiaries and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Bel Fuse Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 13, 2006